                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        --TERRA INDUSTRIES INC.--
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                March 26, 1997

DEAR STOCKHOLDER:

     It is a pleasure for us to extend to you a cordial invitation to attend the Annual Meeting of Stockholders of the Corporation to be held at 9:00 a.m. on Tuesday, April 29, 1997 at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the Meeting. In addition to consideration of these matters, there will be a report to stockholders on the affairs of the Corporation, and stockholders will have an opportunity to discuss matters of interest concerning the Corporation.

     We hope all stockholders of the Corporation will be able to attend this Meeting. If you plan to attend, please check the appropriate box on your proxy card.

     Whether or not you plan to attend the Meeting personally, it is important that you be represented. To ensure that your vote will be received and counted, please promptly complete, date and return your proxy card in the enclosed return envelope.

     On behalf of the Board of Directors and management, we would like to express our appreciation for your support during 1996. We look forward to seeing you at the Meeting.


      BURTON M. JOYCE                               WILLIAM R. LOOMIS, JR.
      President and Chief Executive Officer         Chairman of the Board

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                 ---------------------------------------------


TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Terra Industries Inc. (the "Corporation") will be held at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa, on Tuesday, April 29, 1997, at 9:00 a.m., central daylight time, for the following purposes:

     (a)  to elect directors of the Corporation;

     (b) to consider and vote upon the following proposals described in the attached Proxy Statement:

          (1) Proposal 1 to approve the 1997 Stock Incentive Plan of the Corporation; and

          (2) Proposal 2 to ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent accountants for the Corporation for 1997.

     (c) to transact such other business as may properly come before the Meeting.

     Only stockholders of record of the Corporation's Common Shares at the close of business on March 7, 1997 are entitled to notice of, and to vote at, the Meeting.




                                        GEORGE H. VALENTINE
                                        Senior Vice President, General Counsel
                                        and Corporate Secretary


March 26, 1997

                                PROXY STATEMENT

GENERAL

     The Annual Meeting of Stockholders of Terra Industries Inc. (the "Corporation") will be held at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa, on Tuesday, April 29, 1997, at 9:00 a.m., central daylight time.

     The mailing address of the principal executive offices of the Corporation is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa, 51102-6000. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about March 26, 1997.

     The accompanying proxy is solicited by the Board of Directors of the Corporation. It may be revoked by written notice given to the Corporate Secretary of the Corporation at any time before being voted. Proxies in this form, properly executed, duly returned to the Corporation and not revoked, will be voted for the election of directors (except to the extent that authority therefor is withheld), and on the Proposals described in this Proxy Statement, in accordance with the instructions in the proxy. The Board of Directors is not aware on the date hereof of any matter proposed to be presented at the Meeting other than the election of directors and Proposals 1 and 2. If any other matter is properly presented, the persons named in the accompanying form of proxy will have discretionary authority to vote thereon according to their best judgment. Presence at the Meeting does not of itself revoke the proxy.

SECURITIES ENTITLED TO VOTE

     The only securities entitled to be voted at the Meeting are the Corporation's Common Shares, and only holders of record on the close of business on March 7, 1997 (the "record date"), are entitled to vote. The Common Shares are each entitled to one vote per share, all voting together as a single class. On March 7, 1997, there were 75,012,976 Common Shares issued and outstanding.

VOTE REQUIRED

     In the election of directors, the holders of Common Shares are entitled to one vote for each Share held on the record date for each director being elected (with no cumulative voting permitted), and on all other matters to one vote for each Share held. Under Maryland law and the Corporation's Restated Articles of Incorporation and Bylaws, the affirmative vote of a plurality of the combined votes cast by the holders of the Common Shares is necessary to elect a director. On Proposals 1 and 2, the aggregate number of votes cast, i.e., those stockholders voting "for" or "against" the matter, but not those abstaining from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the matter, and the total number of votes cast "for" will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the matter. An abstention from voting on Proposal 1 and/or 2 by a stockholder at the Annual Meeting, as well as broker non-votes will be considered for purposes of determining the number of Common Shares present at the Meeting; however, such abstentions and broker non-votes will not be considered a vote "for" or "against" the matter, and will therefore not be considered in determining whether or not the proposal passed.

     Taurus International S.A. and Taurus Investments S.A., the Corporation's 49.5% and 7.2% stockholders as of December 31, 1996, respectively, are subsidiaries of Minorco, a company incorporated under the laws of Luxembourg as a societe anyonyme. Each of Taurus International, Taurus Investments and Minorco have advised the Corporation that they intend to vote the Common Shares registered in the name of Taurus International and Taurus Investments for the election of each of the directors set forth in this Proxy Statement and for Proposals 1 and 2 set forth herein, thereby ensuring the election of each of the directors and the approval of the Proposals.

                             ELECTION OF DIRECTORS
NOMINEES

     The Board of Directors currently consists of ten members who are elected to hold office until the next Annual Meeting or until their successors are duly elected and qualified or their earlier resignation or removal. Mr. Basil T.A. Hone, a director of the Corporation since 1986, had advised the Board of Directors that he wishes to retire effective with this year's Annual Meeting. The Board of Directors has determined to reduce the size of the Board of Directors from ten to nine for the purpose of Stockholders electing directors at the Annual Meeting. The affirmative vote of a plurality of the combined votes cast by the holders of Common Shares voting thereon is necessary to elect a director. If no contrary indication is made, proxies in the accompanying form are to be voted for the nominees named below or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not now expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy. All nominees named below are incumbent members of the Board of Directors. Set forth below opposite the name and age of each nominee are his or her present positions and offices with the Corporation, his or her principal occupations during the past five years, and the year in which he or she was first elected a director of the Corporation.

                                                                                                     Year
                                                                                                     first
                                   Present positions and offices with the Corporation and           elected
     Name and Age               principal occupations and positions during the past five years      Director
     ------------               --------------------------------------------------------------      --------
Edward G. Beimfohr (64)         Partner, Lane & Mittendorf (a New York law firm) since prior         1994
                                to 1990.

Carol L. Brookins (53)          Founder, Chairman and Chief Executive Officer of World               1993
                                Perspectives, Incorporated (an information, analysis and
                                consulting firm specializing in agricultural policies, markets and issues) since 1980.

Edward M. Carson (67)           Retired; Chairman of the Board and Chief Executive Officer of        1983
                                First Interstate Bancorp (a bank holding company) from June
                                1990 to May 1995 and President thereof from January 1985 to
                                May 1990.

David E. Fisher (54)            Finance Director of Minorco (an international natural                1993
                                resources company) since January 1990.

Burton M. Joyce (55)            President and Chief Executive Officer of the Corporation             1986
                                since May 1991; Executive Vice President and Chief
                                Operating Officer thereof from February 1988 to May
                                1991.

Anthony W. Lea (48)             Executive Director and member of Executive Committee of              1994
                                Minorco since prior to 1990; Joint Managing Director
                                thereof from January 1990 to December 1992; Director of
                                Anglo American Corporation of South Africa Limited
                                since November 1993.

William R. Loomis, Jr. (48)     Chairman of the Board of Directors of the Corporation                1996
                                since May 1996; Chairman, President and Chief Executive
                                Officer of Minorco (U.S.A.) Inc. since March 1996;
                                Managing Director of Lazard Freres & Co. LLC (an
                                investment banking firm) since June 1995; General
                                Partner in the Banking Group of Lazard Freres & Co.
                                from 1984 to June 1995.

                                                                                                     Year
                                                                                                     first
                                   Present positions and offices with the Corporation and           elected
     Name and Age               principal occupations and positions during the past five years      Director
     ------------               --------------------------------------------------------------      --------
John R. Norton III (67)         Chairman and Chief Executive Officer of J. R. Norton Company          1993
                                (an agricultural production company) since 1972. Between May
                                1985 and February 1986, Mr. Norton served as a U.S. Deputy
                                Secretary of Agriculture and was not an officer of J. R.
                                Norton Company during that period.

Henry R. Slack (47)             Chief Executive and member of the Executive Committee                 1983
                                of Minorco since December 1992; President thereof since
                                September 1985 and Director thereof since 1981.

     In addition, several directors of the Corporation are also directors of other companies that are subject to the reporting requirements of the U.S. federal securities laws. Mr. Carson is a director of Aztar Corporation, Castle & Cooke, Inc. and Wells Fargo & Company; Mr. Joyce is a director of IPSCO Inc.; Mr. Lea is a director of Engelhard Corporation; Mr. Loomis is a director of Engelhard Corporation; Mr. Norton is a director Arizona Public Service Company, Aztar Corporation, Pinnacle West Capital Corporation and Suncor, Inc.; and Mr. Slack is a director of Engelhard Corporation.

BOARD OF DIRECTORS AND COMMITTEES

     During the Corporation's last fiscal year, its Board of Directors held four meetings. Each member attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of the Board of Directors of which he or she was a member, except that Mr. Slack did not attend one meeting of the Board of Directors and one meeting of the Personnel Committee.

     The Board of Directors of the Corporation has an Audit Committee, an Executive Committee and a Personnel Committee. The Board of Directors does not have a nominating committee. The Audit Committee, which met three times in 1996, is currently comprised of Ms. Brookins, Mr. Hone and Mr. Norton. The Audit Committee's functions include reviewing the Corporation's procedures for reporting financial information to the public, recommending annually to the Board of Directors a firm of independent accountants to audit and review the Corporation's books and records and approving the scope of such firm's audit, reviewing reports and recommendations and fees of the Corporation's independent accountants, reviewing the scope of all internal audits and reports and recommendations in connection therewith and reviewing non-audit services provided by the Corporation's independent accountants.

     The Executive Committee, which did not meet last year, is currently comprised of Messrs. Carson, Joyce, Loomis and Slack. The Executive Committee is authorized to exercise, to the extent permitted by law, all the power and authority of the Board of Directors in the management of the Corporation between meetings of the Board.

     The Personnel Committee, which met three times last year, is currently comprised of Messrs. Beimfohr, Carson, Hone and Slack. Its functions include administering certain employee benefit plans, recommending to the Board of Directors the appointment of executive officers of the Corporation, establishing the compensation to be paid to such individuals and establishing compensation administration guidelines generally for the Corporation and its subsidiaries, and, in consultation with management, establishing and administering significant personnel policies of the Corporation.

     The Board of Directors of the Corporation establishes from time to time Special Committees of the Board, whose functions are specifically delegated at the time of establishment. In addition, the Board of Directors and committees of the Board of Directors take action by unanimous written consent in lieu of a meeting from time to time.

EQUITY SECURITY OWNERSHIP

     Principal Stockholders. The following table shows, based on information reported to the Corporation by or on behalf of such persons, the ownership, as of December 31, 1996, of the Corporation's securities by the only persons known to the Corporation to be the beneficial owners of more than five percent of any class of the Corporation's voting securities.

================================================================================

                                               Amount and nature   Percentage
    Name and address of                          of beneficial      of class
      beneficial owner        Title of class       ownership
--------------------------------------------------------------------------------
 Taurus International S.A.    Common Shares     37,160,725 sole          49.5%
 9 rue Sainte Zithe                             voting and
 L-2763 Luxembourg City                         investment power
 Grand Duchy of Luxembourg
--------------------------------------------------------------------------------
 Taurus Investments S.A.      Common Shares     5,400,000 sole            7.2%
 9 rue Sainte Zithe                             voting and
 L-2763 Luxembourg City                         investment power
 Grand Duchy of Luxembourg
--------------------------------------------------------------------------------
 Minorco                      Common Shares     42,560,725 sole          56.7%
 9 rue Sainte Zithe                             voting power
 L-2763 Luxembourg City                         through its
 Grand Duchy of Luxembourg                      subsidiaries Taurus
                                                International and
                                                Taurus Investments

--------------------------------------------------------------------------------
 Wellington Management Co.    Common Shares     4,371,500                 5.8%
 P.O. Box 823                                   sole voting and
 Valley Forge, PA 19482                         investment power
================================================================================

     Each of Taurus International S.A. and Taurus Investments S.A. is a company incorporated under the laws of Luxembourg as a societe anonyme and is wholly owned by Minorco. Minorco is a company incorporated under the laws of Luxembourg as a societe anonyme and is an international natural resources company with operations in gold, base metals, industrial minerals, paper and packaging and agribusiness. The capital stock of Minorco is owned in part as follows: approximately 45.8%, directly or through subsidiaries, by Anglo American Corporation of South Africa Limited ("Anglo American"), a publicly held mining and finance company, and approximately 22.6%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly held Swiss diamond mining and investment company. Approximately 38.5% of the capital stock of Anglo American is owned, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly held diamond mining and investment company. Approximately 29.4% of the capital stock of Centenary and approximately 32.5% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 9.5% of Centenary.

     Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo American, Centenary and De Beers and a director of Minorco, and Mr. Slack, a director of the Corporation, Chief Executive, President and a director of Minorco and a director of Anglo American, have indirect partial interests in approximately 7% of the outstanding shares of Minorco and approximately 8% of the outstanding shares of Anglo American. Also, Mr. Hone beneficially owns 3,000 Minorco Ordinary Shares and 1,000 Anglo American Ordinary Shares, each constituting less than one percent of the outstanding shares of the respective issuers. Messrs. Beimfohr, Fisher, Lea and Loomis are also directors of Minorco. Mr. Fisher is also a director of Taurus International and Taurus Investments. Mr. Lea is also a director of Anglo American and Taurus Investments. Certain subsidiaries of Minorco have engaged in certain transactions with the Corporation described under the caption "Certain Relationships and Related Transactions" below.

     Directors and Officers. The following table shows the equity securities of the Corporation and its subsidiaries that were beneficially owned by each of the following individuals as of December 31, 1996: directors and nominees individually, the chief executive officer (who is also a director), the four other most highly compensated executive officers, and the directors and executive officers of the Corporation as a group.

                                       Number of Common Shares
     Name                               Beneficially Owned/1/
     ----                               ---------------------
   E.G. Beimfohr................................   5,000
   M.L. Bennett.................................  66,704
   C.L. Brookins................................     300
   E.M. Carson..................................   1,000
   D.E. Fisher..................................     250
   L.S. Hlobik..................................  56,010
   B.T.A. Hone..................................   2,000
   B.M. Joyce................................... 794,665 /2/
   A.W. Lea.....................................     250
   W.R. Loomis, Jr..............................  25,000
   F.G. Meyer................................... 102,268 /2/
   J.R. Norton III..............................   1,017
   H.R. Slack...................................     250
   G.H. Valentine...............................  67,416

   Directors and all executive officers as a
   group (18 persons)........................  1,357,944 /2/

______________

/1/ Each director, nominee or executive officer has sole voting and investment power over the shares shown as beneficially owned. Each director, nominee and executive officer individually beneficially owned less than one percent, and the directors and executive officers as a group owned approximately 2% of the total issued and outstanding Common Shares of the Corporation.

/2/ The number of Common Shares shown as beneficially owned by Messrs. Joyce and Meyer and by all directors and executive officers as a group, include 575,000, 21,700, and 657,700 Common Shares, respectively, as to which such person or group had the right to acquire beneficial ownership pursuant to the exercise, on or before April 30, 1997, of employee stock options. No other individual listed held any employee stock options that are exercisable on or before April 30, 1997. The number of Common Shares shown also reflect the ownership of certain restricted Common Shares subject to certain performance related vesting conditions and Common Shares under the Corporation's Employees' Savings and Investment Plan as of December 31, 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers, directors and greater than ten percent beneficial owners to file initial reports of ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's executive officers and directors, all of the Corporation's officers, directors and greater than ten percent beneficial owners made all required filings.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries, to or on behalf of the Corporation's Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (determined as of the end of the last fiscal year), (hereafter referred to as the "named executive officers"), for the fiscal years ended December 31, 1996, 1995 and 1994.

                                                    SUMMARY COMPENSATION TABLE

=====================================================================================================================

                                                                                          Long-Term Compensation

                      Annual Compensation                                       ---------------------------------------

                                                                                       Awards                 Payouts
-----------------------------------------------------------------------------------------------------------------------
                                                                                   Restricted                             All Other
     Name and                                               Other Annual             Stock                     LTIP       Compen-
 Principal Position       Year    Salary /1/    Bonus /2/   Compensation /3/       Award(s)/4/      Options   Payouts     sation/5/
------------------------------------------------------------------------------------------------------------------------------------

Burton M. Joyce           1996    $543,115     $450,000         $3,764          $1,828,125 /6/      60,000      --         $24,682
President and             1995     485,257      375,000          3,513                 --             --        --          21,985
Chief Executive Officer   1994     444,691      450,000          5,458                 --          250,000      --           4,500

Michael L. Bennett        1996     207,039      108,600          1,943             365,625 /6/      30,000      --           9,022
Executive Vice President  1995     171,442      109,633          1,943                 --             --        --           7,714
and Chief Operating       1994     125,252       99,642            --              252,000 /7/        --        --           3,683
Officer

Lawrence S. Hlobik /8/    1996     200,385      119,900            --              558,750 /6/      30,000      --           8,807
Sr. Vice President and    1995     143,180       85,781            --              191,250 /8/        --        --          86,516
President, Nitrogen       1994       --            --              --                  --             --        --            --
Division

Francis G. Meyer          1996    223,769        91,800          1,581             365,625 /6/      30,000      --           9,084
Sr. Vice President and    1995    186,330        94,172          1,664                 --             --        --           8,385
Chief Financial Officer   1994    164,372       157,956          1,943             252,000 /7/        --        --           4,500

George H. Valentine       1996    195,654        99,300          1,943             292,500 /6/      28,000      --           7,986
Sr. Vice President,       1995    165,782       104,520          1,943                 --             --        --           7,459
General Counsel and       1994    151,000       121,319            --              210,000 /7/        --        --           4,349
Corporate Secretary

====================================================================================================================================

/1/ "Salary" includes amounts deferred at the election of the named executive officer under the Corporation's Employees' Savings and Investment Plan and Supplemental Deferred Compensation Plan.

/2/ "Bonus" includes amounts awarded under the Corporation's Incentive Award Program for Key Executives.

/3/ "Other Annual Compensation" includes tax reimbursements or "gross-ups" provided to the named executive officers. While the named executive officers enjoy certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

/4/ The number of restricted Common Shares ("Restricted Shares") held, and the value thereof (shown in parenthesis), at December 31, 1996 by each of the named executive officers is: Burton M. Joyce: 125,000 ($1,843,750); Michael
     L. Bennett: 37,000 ($545,750); Lawrence S. Hlobik: 55,000

     ($811,250); Francis G. Meyer: 37,000 ($545,750); and George H. Valentine:
     30,000 ($442,500). During the restricted period, a holder of Restricted Shares is entitled to all benefits incidental to ownership of the Common Shares, including voting the Common Shares and receiving such dividends as from time to time may be declared by the Board of Directors of the Corporation.

/5/ "All Other Compensation" includes amounts contributed, allocated or accrued for the named executive officers under the Corporation's Employees Savings and Investment Plan and Supplemental Deferred Compensation Plan. In the case of Mr. Hlobik, his reported amount under this column in 1995 also includes taxable relocation compensation.

/6/ On November 12, 1996, the Personnel Committee of the Corporation's Board of Directors approved the grant of 125,000, 25,000, 25,000, 25,000 and 20,000
     Restricted Shares under the Corporation's 1992 Stock Incentive Plan to each of Messrs. Joyce, Bennett, Hlobik, Meyer and Valentine, respectively. The closing per share price of the Common Shares on the New York Stock Exchange ("NYSE") on the date of award was $14.625. The restrictions lapse (i) if the executive remains employed by the Corporation until November 12, 2005 or (ii) with respect to 25%, 25% and 50% of these Restricted Shares if, prior to November 12, 2001, the 30 business day average closing price of the Common Shares on the NYSE is at least $20.50, $22.50 and $24.625 per share, respectively. The restrictions lapse earlier in the event of a change in control. See "Employee Contracts and Termination of Employment and Change in Control Arrangements".

     Mr. Hlobik also received a grant of 15,000 Restricted Shares as approved by the Personnel Committee on February 19, 1996. The closing per share price of the Common Shares on the NYSE on the first trading day following the date of award was $12.875. The restrictions lapse with respect to 50%, 25% and 25% of these Restricted Shares if, prior to February 20, 2002, the 30 business day average closing price of the Common Shares on the NYSE is at least $16.375, $18.25 and $20.00 per share, respectively. The restrictions lapse earlier under certain circumstances involving a change in control. See "Employee Contracts and Termination of Employment and Change in Control Arrangements".

/7/ On November 2, 1994, the Personnel Committee of the Corporation's Board of Directors approved the grant of 24,000, 24,000 and 20,000 Restricted Shares to each of Messrs. Bennett, Meyer and Valentine, respectively. The closing price of the Common Shares on the NYSE on the date of award was $10.50. The restricted period terminated with respect to 50% of these Restricted Shares on October 10, 1996 after satisfying certain stock performance thresholds. The Restricted Shares vest with respect to an additional 25% if, prior to February 28, 2001, the 30 business day average closing price of the Common Shares on the NYSE is at least $15.875 per share and with respect to the remaining 25% if, prior to February 28, 2001, the 30 business day average price is at least $17.625 per share. The restrictions lapse earlier under certain circumstances involving a change in control. See "Employee Contracts and Termination of Employment and Change in Control Arrangements".

/8/ Mr. Hlobik joined the Corporation as Senior Vice President, Marketing of the Nitrogen Division in February 1995 and was promoted to Senior Vice President of the Corporation and President, Nitrogen Division in February 1996. On February 16, 1995, the Personnel Committee approved the grant of 15,000 Restricted Shares to Mr. Hlobik. The closing price of the Common Shares on the NYSE on the date of award was $12.75. The restrictions lapse with respect to 50%, 25% and 25% of these Restricted Shares if, prior to June 16, 2001, the 30 business day average closing price of the Common Shares on the NYSE is at least $16.25, $18.125 and $19.875 per share, respectively. The restrictions lapse earlier under certain circumstances involving a change in control. See "Employee Contracts and Termination of Employment and Change in Control Arrangements".

STOCK OPTIONS

     The following table contains information concerning the grant of options to purchase the Corporation's Common Shares granted in 1996 under the Corporation's 1992 Stock Incentive Plan to the named executive officers. No stock appreciation rights were granted under the Plan during fiscal year 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

===================================================================================================================================
                                                                                                  Potential Realizable Value at
                                Individual Grants                                                       Assumed Annual Rates
                                                                                                   of Stock Price Appreciation
                                                                                                       for Option Term /2/
----------------------------------------------------------------------------------------------------------------------------------
                                               % of Total
                      Number of              Options Granted
                       Options                 to Employees       Exercise or Base      Expiration
Name               Granted in 1996 /1/           in 1996           Price Per Share         Date           5%            10%
----------------------------------------------------------------------------------------------------------------------------------
Burton M. Joyce           60,000                  11.2%               14.625             11/12/06      $551,855     $1,398,509

Michael L. Bennett        30,000                   5.6                14.625             11/12/06       275,928        699,255

Lawrence S. Hlobik        30,000                   5.6                14.625             11/12/06       275,928        699,255

Francis G. Meyer          30,000                   5.6                14.625             11/12/06       275,928        699,255

George H. Valentine       28,000                   5.2                14.625             11/12/06       257,532        652,638
==================================================================================================================================

/1/ The Options vest in one-third increments on the business day following each of the first, second and third anniversary of the date of grant. The options are exercisable with respect to all of the Common Shares set forth above following a change in control. See "Employment Contracts and Termination of Employment and Change in Control Arrangements".

/2/ The amounts reflected in the table represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises by the named executive officers depend on the future performance of the Corporation's Common Shares and overall market conditions, as well as continued employment.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information concerning the exercise of stock options during 1996 and unexercised options to purchase the Corporation's Common Shares granted under the 1983 Stock Option Plan and the 1987 and 1992 Stock Incentive Plans of the Corporation.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1996 OPTION VALUES

 =======================================================================================================================
                         Number of shares                       Number of Unexercised           Value of Unexercised
                           acquired on             Value       Options at December 31,         in-the-Money Options at
 Name                     exercise in 1996        Realized               1996                   December 31, 1996 /1/
                                                           -------------------------------------------------------------
                                                           Exercisable    Unexercisable    Exercisable     Unexercisable
------------------------------------------------------------------------------------------------------------------------
Burton M. Joyce               -0-                   -0-      575,000         185,000       $ 4,655,000       $538,750

Michael L. Bennett            -0-                   -0-        -0-            30,000           -0-              3,750

Lawrence S. Hlobik            -0-                   -0-        -0-            30,000           -0-              3,750

Francis G. Meyer            16,000               $154,000     21,700          30,000         172,013            3,750

George H. Valentine           -0-                   -0-        -0-            28,000           -0-              3,500
========================================================================================================================

/1/ Based on the closing price on the New York Stock Exchange-Composite Transaction of the Corporation's Common Shares on December 31, 1996 ($14.75).

                              PENSION PLAN TABLES

     The following table shows for employees retiring in 1996 the estimated annual retirement benefit payable on a straight life annuity basis under the Employee's Retirement Plan of the Corporation (the "Retirement Plan") and the Corporation's Excess Benefit Plan (the "Excess Benefit Plan"), on a non-contributory basis, which covers Burton M. Joyce and certain other employees of the Corporation, at various levels of accrued service and compensation.

===================================================================================================================================

                                                     Years of Credited Service
Remuneration
                -------------------------------------------------------------------------------------------------------------------
                       5             10                 15                20                   25                        30
                -------------------------------------------------------------------------------------------------------------------
  $150,000          $12,347        $24,695            $37,042          $49,390              $61,737                   $74,084

   250,000           21,097         42,195             63,292           84,390              105,487                   126,584

   500,000           42,972         85,945            128,917          171,890              214,862                   257,834

   750,000           64,847        129,695            194,542          259,390              324,237                   389,084

 1,000,000           86,722        173,445            260,167          346,890              433,612                   520,334

===================================================================================================================================

     "Compensation" under the Retirement Plan includes all salaries and wages paid to a participant, including bonuses, overtime, commissions and amounts the participant elects to defer under the Corporation's Employee's Savings and Investment Plan. Covered earnings are limited by Section 401(a)(17) of the Internal Revenue Code ("Code") to $150,000 in 1996. The above benefits are subject to the limitations of Section 415 of the Code, which provided for a maximum annual payment of approximately $120,000 in 1996. Under the Excess Benefit Plan, however, the Corporation will supplement those benefits so that the amount the participant will receive will be equal to the amount that would have been received under the Retirement Plan but for such limitations. "Compensation" under the Excess Benefit Plan also includes amounts deferred under the Supplemental Deferred Compensation Plan. Eligible compensation for Burton M. Joyce as of the end of the last calendar year is $918,115 and the estimated years of service for Mr. Joyce is 10.

     Certain executive officers of the Corporation and certain other employees of the Corporation are entitled to the estimated annual retirement benefit under the Retirement Plan and Excess Benefit Plan as set forth in the following table:

====================================================================================================================================

                                                      Years of Credited Service

Remuneration
              ----------------------------------------------------------------------------------------------------------------------

                   5                10                15                    20                       25                     30
              ----------------------------------------------------------------------------------------------------------------------

  $ 150,000     $10,847          $21,695           $32,542               $43,390                  $54,237                $65,084

    250,000      18,597           37,195            55,792                74,390                   92,987                111,584

    500,000      37,972           75,945           113,917               151,890                  189,862                227,834

    750,000      57,347          114,695           172,042               229,390                  286,737                334,084

  1,000,000      76,722          153,445           230,167               306,890                  383,612                460,334

====================================================================================================================================

     Eligible compensation for the following named executive officers as of the end of the last calendar year is: Michael L. Bennett: $316,672; Lawrence S.
Hlobik: $286,166; Francis G. Meyer: $317,941; and

George H. Valentine: $300,174. The estimated years of service for such officer is as follows: Michael L. Bennett: 23; Lawrence S. Hlobik: 2; Francis G.
Meyer: 14 And George H. Valentine: 3.

     Eligible compensation for each of the named executive officers includes the salary paid in 1996 to each of the named executive officers plus the bonus paid in 1996 to such executive officers for service to the Corporation and its subsidiaries in 1995. Amounts reported in the table entitled "Summary Compensation Table" for 1996 include the salary paid to each of the named executive officers in 1996 plus the bonus paid to such executive officers in 1997 for service to the Corporation and its subsidiaries in 1996.

EMPLOYEE CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Stock awards granted after October 1996 to the named executive officers automatically vest or become exercisable in the event of any of the following changes in control of the Corporation: (i) any person or group of persons (other than Minorco and its affiliates) acquires beneficial ownership of the outstanding securities of the Corporation in an amount having, or convertible into securities having, 25% or more of the ordinary voting power for the election of directors of the Corporation, provided that this 25% beneficial ownership trigger shall apply only when Minorco and its affiliates no longer own 50% or more of the voting shares of the Corporation; (ii) during a period of not more than 24 months, a majority of the Board of Directors of the Corporation ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors; (iii) all or substantially all of the individuals and entities who were the beneficial owners of the Corporation's outstanding securities entitled to vote do not own more than 60% of such securities in substantially the same proportions following a shareholder approved reorganization, merger, or consolidation; or (iv) shareholder approval of either (A) a complete liquidation or dissolution of the Corporation or (B) a sale or other disposition of all or substantially all of the assets of the Corporation, or a transaction having a similar effect.

     Stock awards granted prior to November 1996 automatically vest or become exercisable beginning on the day that any such officer's employment with the Corporation is terminated involuntarily or such officer's responsibilities or compensation are substantially reduced, if such termination or reduction occurs within twelve months of the date on which any person or group of persons acting in concert (other than Minorco and its affiliates) acquires beneficial ownership of the outstanding securities of the Corporation in an amount having, or convertible into securities having, 50% or more of the ordinary voting power for the election of directors of the Corporation.

DIRECTOR COMPENSATION

     Each director who is not an officer or employee of the Corporation or of one of its subsidiaries receives an annual retainer of $18,000 for services as a director. In addition, such directors receive a fee of $1,000 for each Board meeting attended and a fee of $800 for each Committee meeting attended (a chairperson receives a fee of $2,000 for each Committee meeting attended in the role of chairperson) and such directors are reimbursed for their expenses of attending such meetings. Mr. Loomis, the Chairman of the Board of Directors, receives an annual retainer of $100,000 for his services.

PERFORMANCE GRAPH

     The SEC requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the S & P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation.

     The graph appearing below assumes the investment at the market close on the last trading day in 1991, of $100 in Common Shares of the Corporation, the S & P 500 Stock Index and two industry peer groups. The peer group designated "Former Industry Peer Group" consists of the following companies selected by the Corporation in 1996: Ag Services of America Inc.; Agrium Inc.; DEKALB Genetics Corporation; First Mississippi Corporation; Freeport-McMoRan Resource Partners, Limited Partnership; IMC Global Inc.; LESCO, Inc.; Mississippi Chemical Corporation; Potash Corporation of Saskatchewan Inc.; Terra Nitrogen

Company, L.P and The Vigoro Corporation. The peer group designated "Current Industry Peer Group" consists of the companies included in the Former Industry Peer Group (with the exception of (i) First Mississippi Corporation, which has been excluded due to its substantial restructuring, including the spin-off of non-fertilizer operations and merger of its remaining operations with Mississippi Chemical Corporation, and (ii) The Vigoro Corporation, which has been excluded due to its merger with IMC Global Inc.) as well as the addition of The Scotts Company and Methanex Corp. The Corporation selected the Current Industry Peer Group to reflect as closely as possible its business as a producer of nitrogen fertilizer, crop production products, seed and services for agricultural, turf, ornamental and other growers as well as a producer of nitrogen products and methanol for industrial customers.

                             [GRAPH APPEARS HERE]

                                     ---------------------------------------------------------------------------------------

                                                                         DECEMBER 31,
                                     ---------------------------------------------------------------------------------------
                                     1991            1992            1993            1994              1995          1996
        --------------------------------------------------------------------------------------------------------------------
        Terra Industries Inc.         100           97.44          156.98          215.48            295.81        312.37
        --------------------------------------------------------------------------------------------------------------------
        S & P 500 Stock Index         100          107.62          118.46          120.03            165.13        203.05
        --------------------------------------------------------------------------------------------------------------------
        Current Industry Peer Group   100           86.15          100.74          114.05            154.39        177.36
        --------------------------------------------------------------------------------------------------------------------
        Former Industry Peer Group    100           88.32          108.29          115.02            206.95        233.44
        --------------------------------------------------------------------------------------------------------------------

     The graph appearing above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Slack, a director and member of the Personnel Committee of the Board of Directors of the Corporation, is an executive officer and director of Minorco. Reuben F. Richards, the former Chairman of the Board of Directors of the Corporation who retired from the Corporation effective April 30, 1996, was a director of Minorco during the past fiscal year. Mr. Richards was also on the compensation committee of the board of directors of a subsidiary of Minorco during the past fiscal year, while Mr. Joyce, an executive officer and director of the Corporation, was an executive officer of the same Minorco subsidiary during the past year. This Minorco subsidiary paid to or was billed by the Corporation a portion of the salary, benefits, office services and related overhead paid to, or incurred on behalf of, Mr. Richards. The Corporation and certain Minorco subsidiaries have engaged in other transactions discussed more fully under the caption "Certain Relationships and Related Transactions" below.


                       REPORT ON EXECUTIVE COMPENSATION

GENERAL POLICY

     The foundation of the Corporation's compensation policy is to retain and motivate executive officers and other employees who are capable of leading the Corporation in achieving its business objectives and in creating stockholder value. The compensation of executive officers is reviewed and approved annually by the Personnel Committee of the Board of Directors of the Corporation (the "Committee"), which is comprised entirely of directors that are not employees of the Corporation. The Corporation's executive compensation program is designed to be (i) competitive, (ii) tied to performance and (iii) aligned with stockholder interests. The three general elements in the Corporation's executive compensation program consist of base salary, annual incentive awards under the Corporation's Incentive Award Program for Key Executives (the "Key Executive Plan"), and long-term incentive compensation in the form of stock options, restricted stock or other award opportunities offered under the Corporation's stock incentive plans approved by stockholders (the "Long-Term Plans"). As an executive officer's level of responsibility increases, a greater portion of his or her total compensation is based on annual and long-term incentive compensation and less on base salary.

     Compensation opportunities for the Corporation's executive officers are intended to be fixed at levels generally competitive with amounts paid to executive officers with comparable experience and responsibilities at other companies engaged in similar business as the Corporation and with other companies of similar size or market capitalization ("Performance Peer Group"). The Performance Peer Group includes virtually all of the companies in the Industry Peer Group, supplemented with companies from the chemical and distribution industries to reflect the Corporation's diversified operations, larger revenue base than typical among the Industry Peer Group companies, and competition for executive officers from companies other than those included in the Industry Peer Group. The Committee periodically obtains advice from an independent consultant concerning total compensation competitiveness against the Performance Peer Group, including salary, annual incentives, and long-term awards. In addition, competitive information is obtained at least annually from various sources on salary and annual incentive levels for comparable executive positions among companies covering a wide variety of industry segments, including non-durable goods manufacturers, chemical companies, and distribution and other non-manufacturing companies.

     Since the total compensation, exclusive of stockholder approved stock option grants and existing deferral plans, for any executive has thus far been below the $1 million threshold at which tax deductions are limited under the Internal Revenue Code, the Committee has not had to address issues relative thereto. In the event total compensation for any executive may exceed the $1 million threshold in the future, the Committee intends to balance tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the Committee may take such actions it deems to be in the best interest of the stockholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral of a portion of the bonus or other compensation to a time when payment may be deductible by the Corporation; and/or
(iii) modify existing programs to qualify bonuses or other performance-based compensation to be exempt from the deduction limit.

BASE SALARY

     Annual base salaries paid to the Corporation's executive officers are fixed at levels generally competitive with amounts paid to executive officers with comparable experience and responsibilities in the Performance Peer Group.

     Changes in the base salaries of executive officers (other than Burton M. Joyce, the Corporation's President and Chief Executive Officer) are reviewed by the Committee annually with Mr. Joyce and the Vice President-Human Resources and are largely based on the individual's performance and contribution to the Corporation. In addition, the Committee periodically obtains advice from an independent compensation consultant concerning salary competitiveness. The salary survey and other information provided by the compensation consultant is then considered along with factors relating to the executive officer's performance to determine appropriate adjustments to base salaries. The base salaries of the executive officers of the Corporation in 1996 were generally fixed at levels closer to (but still below) the midpoint of the Performance Peer Group for comparable positions. The Committee determines base salary in the case of a significant promotion or new hire on a basis consistent with the Corporation's general compensation policy.

ANNUAL INCENTIVE AWARDS

     Under the Key Executive Plan, which is reviewed and approved by the Committee in the first quarter of each year, an incentive award pool is established based on a target percentage of executive officers' salaries and the achievement of certain financial goals proposed by management to the Committee (the "Targeted Goals"). The incentive award pool is then increased or reduced based on the Corporation's performance measured against the Targeted Goals. Annual incentive payments for individual executive officers are based on their target percentage, which generally increases as the executive officer's level of responsibility increases. Awards are then increased or reduced based on the individual executive officer's achievement of specified objectives established at the beginning of each fiscal year, individual job performance and the size of the incentive award pool.

     For awards to participants in 1997 under the Key Executive Plan regarding service to the Corporation in 1996 (the "1996 Plan"), the Targeted Goals were based on net income and return-on-equity, with net income receiving a 50% weight and return-on-equity receiving the remaining 50%. Incentive compensation awarded in 1997 under the 1996 Plan to the named executive officers reflected the Corporation's attainment of 104% of the net income goal and 104% of the return-on-equity goal, or 104% overall achievement under the 1996 Plan.

LONG TERM AWARDS

     Long-term incentive awards under the Long-Term Plans are designed to provide an incentive to executive officers in increasing stockholder value on a sustained basis. Based on various factors, including the recommendations of an independent compensation consultant, the Committee issues from time to time incentive stock options, non-qualified stock options and restricted shares ("Restricted Shares"). The Committee also periodically grants awards in the case of significant promotions or new hires on a basis consistent with Corporation's general compensation policy.

     Restricted Shares are grants of restricted Common Shares of the Corporation that vest under certain circumstances. For example, the Restricted Shares granted in November 1996 vest (i) if the Corporation's Common Shares achieve certain sustained levels of appreciation within five years following their issuance or (ii) if the executive remains employed with the Corporation nine years following their issuance. As of the date of the award, participants have all the rights of a stockholder other than the right to sell the Restricted Shares. The Committee believes that this encourages participants, including executive officers, to view themselves as long-term stockholders, thus serving the interests of all stockholders by focusing their efforts on building stockholder value. Restricted Shares are subject to forfeiture if, for example, a participant terminates employment prior to vesting.

     During 1996, the Committee reviewed the Long-Term Plans with the assistance of an independent compensation consultant. The Committee determined from this process that stock options, given Terra's past share performance, were deemed of greater value than in prior years and also offered the Corporation more favorable tax consequences.

     Based on the recommendations of the independent consultant, the Committee determined the appropriate mix of stock options and Restricted Shares that were granted to certain key executives in November 1996. Restricted Shares granted in November 1996 were limited to a small group of high ranking executives. In addition, the Committee determined that stock options would be granted annually to a broader group of key executives, including the named executive officers, and that the stock options would vest in one-third increments over a three year period. Individual awards continue to take into account the respective scope of accountability, strategic and operational goals and the contribution of each executive officer.

     In deciding to grant long-term incentive awards to the Corporation's executive officers, the Committee recognizes that the value of the awards will not be immediately realized, will be dependent on building profitability and stockholder value well after the date of grant and will provide a continuing incentive to executive officers long after the award has actually been earned.

CEO COMPENSATION

     Base Salary. In determining the base salary of Mr. Joyce for 1996, the Committee (with the advice of an independent compensation consultant) considered his then current salary relative to the competitively determined salary range for a comparable position in companies within the Performance Peer Group, as well as Mr. Joyce's continued success in improving the Corporation's operating results and stockholder value. No specific weight was assigned to these factors in determining Mr. Joyce's base salary increase for 1996. Based on the foregoing, Mr. Joyce's salary was increased, effective April 1, 1996, by $50,000 to $550,000. Mr. Joyce's annual salary was increased in 1996 by an additional $9,000 when a $10,800 auto allowance was recharacterized as salary and slightly reduced in amount. Mr. Joyce's 1996 base salary was fixed at a level below the midpoint of the Performance Peer Group.

     Annual Incentive Awards. Mr. Joyce's target percentage for purposes of calculating his annual incentive award under the 1996 Plan was 60%. Based on Mr. Joyce's annual salary at December 31, 1996, and taking into consideration the relative achievement of the Targeted Goals for 1996 (as discussed above) and other factors, his incentive award in 1997 under the 1996 Plan was $450,000.

     Long Term Awards. The award of employee stock options and Restricted Shares to Mr. Joyce in 1996 was fixed generally consistent with awards to other executive officers under the Long-Term Plans. The Committee determined (with the advice of an independent compensation consultant) that the number of stock options and Restricted Shares granted to Mr. Joyce should be larger than the number of awards granted to other executive officers of the Corporation under the Long-Term Plans given his high level of responsibility. After consideration of, among other factors, the value of incentive awards typically given chief executive officers of companies within the Performance Peer Group, the Committee concluded that a grant to Mr. Joyce of 125,000 Restricted Shares along with stock options to purchase 60,000 of the Corporation's Common Shares was appropriate. Similar to the awards granted to the other executive officers of the Corporation, the options granted to Mr. Joyce vest in one-third increments over a three year period and the Restricted Shares vest (i) if the Corporation's Common Shares achieve certain sustained levels of appreciation in the five years following their issuance or (ii) if he remains an employee of the Corporation for nine years from the date of grant.

     E. G. Beimfohr    E. M. Carson    B. T. A. Hone    H. R. Slack, Chairman

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1996, the Corporation and certain subsidiaries of Minorco engaged in various transactions in the ordinary course of business incident to the conduct of their respective operations. These subsidiaries of Minorco paid or were billed in 1996 an aggregate of approximately $4.2 million in connection with such transactions, including, among other things, (i) a portion of the salary, benefits, office services and related overhead paid to, or incurred on behalf of, Reuben F. Richards, the former Chairman of the Board of Directors of the Corporation who retired from the Corporation effective April 30, 1996 and who served Minorco and certain of its subsidiaries in various capacities, (ii) the purchase or allocation of insurance and the provision of related risk management services (approximately $3.4 million) and (iii) other miscellaneous charges. The terms of each transaction are based on arms-length negotiations and are principally on a cost-reimbursement or contractual basis or, in the case of insurance, by reference to the cost to each company of purchasing separate policies.

     The Corporation purchased $32 million of tax benefits in 1996 from a Canadian subsidiary of Minorco at a cost of $14 million. This transaction was approved by an independent committee of the Board of Directors of the Corporation.

     From time to time the Corporation utilizes one or more investment banking firms to advise on potential transactions. Although Lazard Freres & Co. LLC has in the last year provided certain advisory services to the Corporation in connection with a possible joint venture or other transaction, Lazard Freres & Co. LLC will receive compensation pursuant to the engagement only upon consummation of any such transaction. William R. Loomis, Jr., the Chairman of the Board of Directors of the Corporation, is a Managing Director of Lazard Freres & Co. LLC.

PROPOSAL 1
----------

                     APPROVAL OF 1997 STOCK INCENTIVE PLAN

     On February 20, 1997, the Board of Directors adopted the 1997 Stock Incentive Plan of the Corporation (the "1997 Plan"), subject to approval by the stockholders of the Corporation. The purpose of the 1997 Plan is to aid the Corporation and its subsidiaries in attracting and retaining key employees of outstanding ability by making it possible to offer them an increased incentive, in the form of a proprietary interest in the Corporation, to join or continue in the service of the Corporation and to increase their efforts for its benefit.

     The Board of Directors believes that approval of the 1997 Plan is in the best interests of the Corporation in order to assure that the Corporation has available a program of competitive, flexible and contemporary forms of compensation incentives for key employees and thereby to further the future development and welfare of the Corporation.

     The following is a summary of the terms of the 1997 Plan; it is qualified by reference to the text of the 1997 Plan, which is set forth in its entirety as Annex A to this Proxy Statement.

     The 1997 Plan authorizes the grant to key employees of the Corporation and its subsidiaries, selected by a Committee currently comprised of Directors who are not employees of the Corporation, of awards consisting of (i) options intended to qualify as "incentive stock options" under the Internal Revenue Code, (ii) options that are not intended to so qualify, (iii) stock appreciation rights, (iv) performance units and (v) restricted stock. The aggregate number of Common Shares that may be subject to awards under the 1997 Plan cannot exceed 3,800,000 shares. The maximum number of stock awards that may be granted under the 1997 Plan in any fiscal year to a key employee is 500,000. No awards under the 1997 Plan may be granted after March 31, 2002. From and after the stockholder approval of the 1997 Plan, no stock awards shall be granted under the Corporation's 1992 Stock Incentive Plan.

     Stock Options and Stock Appreciation Rights. Under the 1997 Plan, there may be granted incentive stock options to purchase, and nonqualified options to purchase, or stock appreciation rights (as described below) to receive, Common Shares of the Corporation. Under the 1997 Plan (i) the option price per share may not be less than the fair market value at the time of grant, (ii) incentive and nonqualified stock options generally may not be exercised prior to any periods of service prescribed by the Committee or more than 10 years or 10 years and three months, respectively, from the date of grant, (iii) payment of the option price may be made in cash, Common Shares, or a combination thereof and
(iv) the aggregate fair market value (determined at the date of grant) of the shares with respect to which incentive stock options are exercisable for the first time by a key employee in any calendar year cannot exceed $100,000.

     The 1997 Plan permits the grant of a stock appreciation right in conjunction with the grant of an option, either at the time of the option grant or thereafter during its term and in respect of all or part of such option. A stock appreciation right permits an optionee, upon exercise of such rights and surrender of the related option or part thereof, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the shares covered by such option (or part thereof so surrendered) over the option price of such shares. Such payment may be made in Common Shares (valued on the basis of the fair market value of such Common Shares on the date of exercise), in cash, or partly in cash and partly in Common Shares, as the Committee may determine.
A stock appreciation right is generally exercisable only during the period in which the related option, or part thereof, is exercisable.

     If employment terminates by death or by retirement or permanent total disability, the former employee's option terminates at the earlier of (i) one or three years, respectively, from the date of death or retirement or permanent total disability, unless the Committee determines otherwise, or (ii) the expiration of the stated term of the option. If employment terminates for any other reason, the employee's option terminates immediately, unless the Committee determines otherwise.

     Performance Units. Performance units under the 1997 Plan are contingent rights to receive future payments based on the achievement of individual or company performance objectives as prescribed by the Committee. The amount paid will be based on actual performance over a period of from two to five years, as determined by the Committee. The performance objectives must be established in advance by the Committee, using such criteria as it deems appropriate including, but not limited to, earnings, earnings per share, return on equity or stock price appreciation of the Corporation or the award recipient's respective subsidiary employer. Payments may be in the form of Common Shares, cash, or a combination of Common Shares and cash, as determined by the Committee. The ultimate payments are determined by the number of units earned at the end of the performance period. In the event an employee terminates employment during a performance period, the employee will forfeit any right to payment, unless the Committee otherwise determines. However, in the case of retirement, permanent total disability, death or cases of special circumstances, the employee may, in the discretion of the Committee, be entitled to a performance settlement prorated for the portion of the performance period during which the employee was employed by the Corporation.

     Restricted Stock. Restricted Common Shares may be awarded under the 1997 Plan, with each such share to be subject to a restriction period set by the Committee during which time the shares may not be sold, transferred, assigned or pledged. In the event an employee terminates employment during a restriction period, all such shares still subject to restriction will be forfeited by the employee and reacquired by the Corporation. The Committee may provide for the lapse of restrictions in installments where deemed appropriate. The Committee may, in its discretion, provide that the restricted Common Shares shall be subject to performance objectives. The recipient, as owner of the awarded shares, will have all other rights of a stockholder, including the right to vote the shares and receive dividends and other distributions during the restriction period. The restrictions may be waived or the vesting period extended, in the discretion of the Committee, in the event of the recipient's retirement, permanent total disability or death or in cases of special circumstances.

     General. The Board of Directors may generally amend, suspend or terminate the 1997 Plan at any time. The number, kind and option price of shares subject to awards are subject to adjustment by the Committee in the event of any merger, consolidation, stock dividend, split-up, combination, exchange, or the like. Shares that cease to be subject to an outstanding award (otherwise than by exercise of an option or cancellation upon exercise of a stock appreciation right or by settlement of an award in shares) become again available for award under the 1997 Plan. In addition, the Committee may, under certain circumstances, (i) cancel options and rights and grant substitute options and rights having different terms and conditions (including a lower price), (ii) convert incentive stock options into nonqualified stock options, and vice versa, and (iii) provide a tax benefit right to receive in respect of the exercise of an option or right, other than an incentive stock option or right relating thereto, a cash amount equal to the maximum federal corporate income tax rate (up to 40%) multiplied by the amount of compensation realized by the holder for federal income tax purposes upon exercise.

     The Corporation has been advised that, under present law, the principal federal income tax consequences of awards under the 1997 Plan are as follows:

          (a) An optionee will not realize taxable income upon the exercise of an incentive stock option, and the Corporation will not be entitled to any deduction, provided the optionee has been an employee of the Corporation or a subsidiary at all times from the date the option was granted to the date three months before exercise. If such optionee does not dispose of the shares acquired within one year after receipt and two years after the option was granted, gain or loss realized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. If the shares are disposed of prior to those times, the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price; or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon such a disposition, the Corporation will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income.

          (b) Upon exercise of a nonqualified option, an employee generally will realize ordinary income measured by the difference between the option price and the fair market value of the shares on the date of exercise, and the Corporation will be entitled to a deduction in the same amount.

          (c) Upon the exercise of a stock appreciation right, an optionee will realize ordinary income in an amount equal to the sum of any cash received and the fair market value on the exercise date of any shares received. The Corporation will be entitled to a deduction in the same amount and at the same time as the optionee realizes such income.

          (d) If an employee has been granted a tax benefit right with respect to an option or stock appreciation right, the employee will realize ordinary income equal to the amount of cash received pursuant to the tax benefit right, and the Corporation will be entitled to a deduction in the same amount.

          (e) An employee will realize ordinary income upon receipt of payments with respect to performance units, and the Corporation will be entitled to a deduction in the same amount.

          (f) An employee normally will not realize taxable income upon an award of restricted stock, and the Corporation will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the employee will realize taxable ordinary income in an amount equal to the fair market value of the shares at that time, and the Corporation will be entitled to a deduction in the same amount.

     The following briefly describes the significant accounting aspects of the different forms of awards under current generally accepted accounting principles which the Corporation follows. The Corporation utilizes the intrinsic value method to account for its stock-based compensation. The grant of an option may result in a charge to the Corporation's earnings depending on if the option is classified as fixed or variable as determined by the option terms. The award of stock appreciation rights requires a charge (or credit) to earnings each year for the appreciation (or depreciation) on the rights that have become exercisable and that are anticipated will be exercised; the amount of such charge (or credit) is dependent upon the amount, if any, by which the fair market value of the shares exceeds the option price provided for in the related option. This charge will be adjusted periodically based on the movement of the share price. With respect to awards of performance units, periodic estimates of the compensation expense will be charged to the Corporation's earnings over the performance period based on the likelihood of performance goals being achieved and the movement in share price; the aggregate compensation expense will equal the amount of any cash payment of the award plus the fair market value of any shares delivered in settlement of the award, as of the end of the performance period. With respect to restricted stock awards, the fair market value of the shares on the measurement date will be charged ratably against earnings as compensation expense over the service period.

     The foregoing summary does not purport to be a complete description of the federal income tax and accounting aspects of awards under the 1997 Plan. The summary deals only with employees who are citizens or residents of the United States and is subject to change as the result of changes in the applicable laws, regulations or rulings. In addition to being subject to federal income taxes, employees receiving awards under the 1997 Plan may be subject to state and local taxes.

     No awards have yet been made under the 1997 Plan. See the "Summary Compensation Table" for information concerning recent awards of restricted Common Shares and options to the named executive officers under the Corporation's 1992 Stock Incentive Plan.

     On March 13, 1997, the closing price of Common Shares on the NYSE was $14.00 per share.

     The Board of Directors intends to introduce at the Annual Meeting the following resolution:

          RESOLVED, that the 1997 Stock Incentive Plan of the Corporation be, and it hereby is, approved.

     The affirmative vote of a majority of the votes cast by the holders of Common Shares voting thereon is necessary for approval of the 1997 Plan and adoption of Proposal 1.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

PROPOSAL 2
----------

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends that the stockholders ratify its selection of Deloitte & Touche LLP as independent accountants for the Corporation for the fiscal year 1997. Deloitte & Touche LLP serves as independent accountants for Minorco and various subsidiaries of Minorco.

     The Board of Directors intends to introduce at the Annual Meeting the following resolution:

     RESOLVED, that selection by the Board of Directors of the Corporation of Deloitte & Touche LLP as independent accountants for the Corporation for the year 1997 be, and it hereby is, ratified.

     It is expected that members of Deloitte & Touche LLP will attend the Annual Meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by stockholders.

     The affirmative vote of a majority of the votes cast by the holders of Common Shares voting thereon is necessary for adoption of Proposal 2.

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of stockholders intended to be submitted at the 1998 Annual Meeting of Stockholders must be received by the Corporation at its principal executive offices on or before November 27, 1997 to be eligible for inclusion in the Corporation's proxy statement and accompanying proxy for such meeting.

                                 MISCELLANEOUS

     The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by telegraph or by a few regular employees of the Corporation without additional compensation. The Corporation does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.

     A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE RELATIONS DEPARTMENT, TERRA INDUSTRIES INC., TERRA CENTRE, 600 FOURTH STREET, P.O. BOX 6000, SIOUX CITY, IOWA 51102-6000.

                                                                  March 26, 1997

                                                                         ANNEX A


                             TERRA INDUSTRIES INC.

                           1997 STOCK INCENTIVE PLAN

1.   PURPOSE OF THE PLAN; EFFECT ON PRIOR PLAN

     (a) The purpose of this Stock Incentive Plan (the "Plan") is to aid Terra Industries Inc. and its Subsidiaries in securing and retaining Key Employees of outstanding ability by making it possible to offer them an increased incentive, in the form of a proprietary interest in the Corporation, to join or continue in the service of the Corporation and to increase their efforts for its welfare.

     (b) From and after stockholder approval of the Plan, no stock awards shall be granted under the Corporation's 1992 Stock Incentive Plan. All outstanding stock options and restricted stock awards previously granted under the Corporation's 1992 Stock Incentive Plan shall remain outstanding in accordance with the terms thereof.

2.   DEFINITIONS

     As used in the Plan, the following words shall have the following meanings:

     (a) "Award" means an award granted to any Key Employee in accordance with the provisions of the Plan in the form of Options, Rights, Performance Units or Restricted Stock, or any combination of the foregoing.

     (b) "Beneficiary" means the beneficiary or beneficiaries designated pursuant to Section 13 of the Plan to receive the amount, if any, of Awards of Performance Units or Restricted Stock payable under the Plan upon the death of a Key Employee.

     (c)  "Board of Directors" means the Board of Directors of the Corporation.

     (d)  "Committee" means the committee described in Section 4 of the Plan.

     (e) "Common Shares" means the Common Shares (without par value) of the Corporation.

     (f) "Corporation" means Terra Industries Inc. and its successors and assigns.

     (g) "Fair Market Value" means (except as provided in Section 8(d)), as of any date, the closing sales price of a Common Share on the New York Stock Exchange - Composite Transactions or, if there are no sales reported on the New York Stock Exchange - Composite Transactions for such date, such closing sales price for the next preceding date for which sales were reported.

     (h) "Incentive Stock Option" means an option to purchase Common Shares that is intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code.

     (i) "Internal Revenue Code" means the Internal Revenue Code of 1986 as now in effect or as hereafter amended or modified from time to time.

     (j) "Key Employee" means any person, including officers and directors, in the regular full-time employment of the Corporation or a Subsidiary who, in the opinion of the Committee, is, or is expected to be, primarily responsible for the management, growth or protection of some part or all of the business of the Corporation and its Subsidiaries or otherwise to contribute substantially to the success of the Corporation and its Subsidiaries.

     (k) "Nonqualified Stock Option" means an option to purchase Common Shares that is intended not to qualify as an incentive stock option as defined in
Section 422 of the Internal Revenue Code.

     (l)  "Option" means an Incentive Stock Option or a Nonqualified Stock
Option.

     (m) "Performance Unit" means a performance unit awarded under Section 10 of the Plan.

     (n)  "Restricted Stock" means one or more Common Shares awarded under
Section 11 of the Plan, subject to such restrictions as the Committee deems appropriate or desirable.

     (o) "Retirement" means becoming eligible to receive immediate retirement benefits under a retirement or pension plan of the Corporation or any Subsidiary.

     (p) "Right" means a stock appreciation right to elect to receive Common Shares with a Fair Market Value, at the time of any exercise of such stock appreciation right, equal to the amount by which the Fair Market Value of all shares subject to the Option (or part thereof) in respect of which such stock appreciation right was granted exceeds the exercise price of the Option (or part thereof) or to receive from the Corporation, in lieu of such shares, the Fair Market Value thereof in cash, as provided in Sections 7 and 8.

     (q) "Subsidiary" means any corporation (other than Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns more than 50% of the voting stock in one of the other corporations in such chain.

     (r) "Total Disability" means the complete and permanent inability of a Key Employee to perform the Key Employee's duties under the terms of the Key Employee's employment with the Corporation or any Subsidiary, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

3.   SHARES SUBJECT TO THE PLAN

     (a) The aggregate number of Common Shares that may be subject to Awards under the Plan shall not exceed 3,800,000 shares. Such shares shall be made available from authorized and unissued shares. If, for any reason, any Common Shares awarded or subject to purchase by exercising an Option under the Plan are not delivered or are reacquired by the Corporation, for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration or cancellation of an Option, Right or a Performance Unit, such Common Shares shall again become available for award under the Plan. For the purposes of determining the aggregate number of shares that are subject to Awards, Common Shares issuable upon settlement of a Performance Unit shall be valued at their Fair Market Value on the date of award. To the extent a Right granted in connection with an Option is exercised, the related Option shall, solely for the purposes of determining the total number of shares available for grant under this Plan, be deemed to have been exercised, and the Common Shares that otherwise would have been issued upon the exercise of such Option shall not thereafter be available for any further grants. In the event the Corporation makes an acquisition or is a party to a merger or consolidation and the Corporation assumes the options of the company acquired, merged or consolidated that are administered pursuant to this Plan, the assumed options shall not count as part of the total number of Common Shares that may be made subject to Awards under this Plan.

     (b) The maximum number of shares that may be granted in the form of Awards pursuant to any and all Awards granted in any fiscal year to a Key Employee shall be 500,000 shares (subject to adjustment in the same manner as provided in Section 15). The limitations set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of Section 162(m) of the Internal Revenue Code.

4.   ADMINISTRATION OF THE PLAN

     (a) The Plan shall be administered by a Committee of directors of the Corporation appointed by the Board of Directors and consisting of at least two members of the Board of Directors.

     (b) All decisions, determinations or actions of the Committee made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of the Committee and shall be final, conclusive and binding on all persons for all purposes.

     (c) The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof and to make and amend rules for carrying out the Plan, and its interpretations and constructions thereof and actions taken thereunder shall be, except as otherwise determined by the Board of Directors, final, conclusive and binding on all persons for all purposes.

     (d) The Committee's decisions and determinations under the Plan need not be uniform and may be made selectively among Key Employees, whether or not such Key Employees are similarly situated.

     (e) The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate.

     (f) The Committee may adopt its own rules of procedure; and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, shall constitute action by the Committee.

5.   GRANT OF AWARDS AND AWARD AGREEMENTS

     (a) Subject to the provisions of the Plan, the Committee shall (i) determine and designate from time to time those Key Employees or groups of Key Employees to whom Awards are to be granted; (ii) determine the form or forms of Award to be granted to any Key Employee; (iii) determine the amount or number of Common Shares or Performance Units subject to each Award; and (iv) determine the terms and conditions of each Award.

     (b) Each Award granted under the Plan shall be evidenced by a written Award Agreement. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or otherwise provided by the Committee, including, but not limited to, provisions relating to change in control situations.

     (c) The Committee may impose such conditions as it deems advisable on the grant of an Award.

     (d) The Committee may, in its discretion, grant one or more new Options (and related Rights) to any Key Employee, having any such terms permitted under the Plan as the Committee may determine, on the condition that such Key Employee surrender to the Corporation for cancellation one or more Options (and related Rights) previously granted to such Key Employee, whether or not at a higher price.

6.   TERMS OF OPTIONS

     The terms of each Option granted under the Plan shall be as determined from time to time by the Committee and shall be set forth in a form approved by the Committee, consistent however with the following:

     (a) The Option exercise price per share shall not be less than Fair Market Value at the time the Option is granted.

     (b) (i) Options may be granted for such lawful consideration as shall be determined by the Committee. Such consideration may, but need not, consist of a condition that, prior to exercise, the recipient of the Award remain in the employ of the Corporation or a Subsidiary for such period or periods after the date of grant of the Option as may be determined by the Committee. The Option shall be exercisable in whole or in part from time to time during the period beginning at the earlier of the date of grant or the completion of any required service period stated in the Option and ending at the expiration of ten years from the date of grant of an Incentive Stock Option and ten years and three months from the date of grant of a Nonqualified Stock Option, unless an earlier expiration date shall be stated in the Option or the Option shall cease to be exercisable pursuant to paragraph (d) of this Section 6.

          (ii) The aggregate Fair Market Value, determined at the time an Incentive Stock Option is granted, of the shares with respect to which Incentive Stock Options may be exercisable for the first time by a Key Employee in any calendar year under all plans of the Corporation and any parent corporation of the Corporation and any Subsidiary shall not exceed $100,000.

     (c) Payment in full of the Option exercise price shall be made upon exercise of each Option and may be made (i) in cash; (ii) by the delivery of or certification of ownership of Common Shares with a Fair Market Value equal to the Option exercise price, provided the Key Employee has held such shares for a period of at least six months; (iii) by a combination of cash and such shares that have been held by the Key Employee for a period of at least six months, the Fair Market Value of which, together with such cash, shall equal the exercise price; or (iv) for any other lawful consideration as determined by the Committee. The Committee may also permit the holders of Options, in accordance with such procedures as the Committee may in its sole discretion establish, to exercise Options and sell Common Shares thereby acquired pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and to use the proceeds from such sale as payment of the exercise price of such Options.

     (d)  (i)   If a Key Employee's employment with the Corporation and all
Subsidiaries terminates other than by reason of the Key Employee's death, Total Disability or Retirement, the Key Employee's Option shall terminate and cease to be exercisable upon termination of employment, unless the Committee shall determine otherwise.

          (ii) If a Key Employee's employment with the Corporation and all Subsidiaries terminates by reason of death, the Key Employee's Option shall terminate and cease to be exercisable at the earlier of one year from the date of death, unless the Committee shall determine otherwise, or the expiration of the term stated in the Option Agreement.

          (iii) If a Key Employee's employment with the Corporation and all Subsidiaries terminates by reason of Total Disability or Retirement, the Key Employee's Option shall terminate and cease to be exercisable at the earlier of three years from date of Total Disability or Retirement, unless the Committee shall determine otherwise, or the expiration of the term stated in the Option Agreement.

7.   GRANTING OF RIGHTS

     The Committee, at the time of grant of an Option, or at any time prior to the expiration of its term may also grant, subject to the terms and conditions of the Plan, Rights in respect of all or part of such Option to the Key Employee who has been granted the Option, provided that at such time the grantee is a Key Employee.

8.   EXERCISE OF OPTIONS AND RIGHTS

     (a) The holder of an Option or Right who decides to exercise the Option or Right in whole or in part shall give notice to the Corporate Secretary of the Corporation of such exercise in writing on a form approved by the Committee. A notice exercising a Right shall also specify the extent, if any, to which the Key Employee elects to receive Common Shares and the extent, if any, to which the Key Employee elects to receive cash, and shall be subject to the determination by the Committee as provided in Section 8(d). Any exercise shall be effective as of the date the Corporate Secretary of the Corporation receives the notice of exercise, and in the case of exercise of an Option, payment in full of the Option exercise price.

     (b) To the extent an Option is exercised in whole or in part, any Right granted in respect of such Option (or part thereof) shall terminate and cease to be exercisable. To the extent a Right is exercised in whole or in part, the Option (or part thereof) in respect of which such Right was granted shall terminate and cease to be exercisable.

     (c) Subject to Section 7, a Right shall be exercisable only during the period in which the Option (or part thereof) in respect of which such Right was granted is exercisable. In addition, a Right that relates to an Incentive Stock Option shall be exercisable only if and when there is a "positive spread" within the meaning of applicable Treasury Regulations.

     (d) The Committee shall have sole discretion to determine the form in which payment will be made following exercise of a Right. All or any part of the obligation arising out of an exercise of a Right may be settled (i) by payment in Common Shares with a Fair Market Value equal to the cash that would otherwise be paid; (ii) by payment in cash; or (iii) by payment in combination of such shares and cash.

 9.  LIMITATIONS AND CONDITIONS ON AWARDS

     (a) No Award shall be granted under the Plan after March 31, 2002, but Awards theretofore granted may extend beyond that date. At the time an Award is granted or amended or the terms or conditions of an Award are changed, the Committee may provide for limitations or conditions on the exercisability or vesting of the Award.

     (b) An Award shall not be transferable by the Key Employee otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. A Right shall never be transferred except to the transferee of the related Option. During the lifetime of the Key Employee, an Option or Right shall only be exercisable by the Key Employee. Notwithstanding the foregoing, at the discretion of the Committee, a grant of an Award may permit the transfer of the Award by the Key Employee solely to members of the Key Employee's immediate family or trusts or family partnerships for the benefit of such persons, subject to such terms and conditions as may be established by the Committee.

     (c) No person shall have any rights of a stockholder (i) as to shares under Option until, after proper exercise of the Option, such shares shall have been recorded on the Corporation's official stockholder records as having been issued or transferred or (ii) as to shares to be delivered following exercise of a Right until, after proper exercise of the Right and determination by the Committee to make payment therefor in shares, such shares shall have been recorded on the Corporation's official stockholder records as having been issued or transferred.

10.  PERFORMANCE UNITS

     (a) Subject to the provisions of the Plan, the Committee shall (i) determine and designate from time to time those Key Employees or groups of Key Employees to whom Awards of Performance Units are to be made, (ii) determine the Performance Period (the "Performance Period") and Performance Objectives (the "Performance Objectives") applicable to such Awards, (iii) determine the form of settlement of a Performance Unit and (iv) generally determine the terms and conditions of each such Award. Each Performance Unit shall have a value of $100.

     (b) The Committee shall determine a Performance Period of not less than two nor more than five years. Performance Periods may overlap and Key Employees may participate simultaneously with respect to Performance Units for which different Performance Periods are prescribed.

     (c) The Committee shall determine the Performance Objectives of Awards of Performance Units. Performance Objectives may vary from Key Employee to Key Employee and between groups of Key Employees and shall be based upon such performance criteria or combination of factors as the Committee may deem appropriate, including, but not limited to, minimum earnings, earnings per share, earnings growth, earnings per share growth, return on equity or share price appreciation. If during the course of a Performance Period there shall occur significant events that the Committee expects to have a substantial effect on the applicable Performance Objectives during such period, the Committee may revise such Performance Objectives.

     (d) At the beginning of a Performance Period, the Committee shall determine for each Key Employee or group of Key Employees the number of Performance Units that shall be paid to the Key Employee or member of the group of Key Employees if the applicable Performance Objectives are met in whole or in part.

     (e) If a Key Employee terminates service with the Corporation and all Subsidiaries during a Performance Period because of death, Total Disability, Retirement, or under other circumstances where the Committee in its sole discretion finds that a waiver would be in the best interests of the Corporation, that Key Employee may, as determined by the Committee, be entitled to an Award of Performance Units at the end of the Performance Period based upon the extent to which the Performance Objectives were satisfied at the end of such period and prorated for the portion of Performance Period during which the Key Employee was employed by the Corporation or any Subsidiary; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Units in such amount and under such terms and conditions as the Committee deems appropriate or desirable. If a Key Employee terminates service with the Corporation and all Subsidiaries during a Performance Period for any other reason, then such Key Employee shall not be entitled to any Award with respect to that Performance Period unless the Committee shall otherwise determine.

     (f) Each Award of a Performance Unit shall be paid in whole Common Shares, or cash, or a combination of Common Shares and cash either as a lump sum payment or in annual installments, all as the Committee shall determine, with payment to commence as soon as practicable after the end of the relevant Performance Period.

     (g) Common Shares issued in settlement of Performance Units shall be valued at their Fair Market Value on the last day of the Performance Period.

     (h) No Key Employee awarded a Performance Unit shall have any right as a stockholder with respect to any shares covered by the Award prior to the date such shares have been recorded on the Corporation's official stockholder records as having been issued or transferred to the Key Employee.

11.  RESTRICTED STOCK

     (a) Restricted Stock shall be subject to a restriction period (after which restrictions shall lapse), which shall mean a period commencing on the date the Award is granted and ending on such date as the Committee shall determine (the

"Restriction Period"). The Committee may provide for the lapse of restrictions in installments where deemed appropriate. The Committee may, at its discretion, provide that the Restricted Stock shall be subject to Performance Objectives (as such term is defined in Section 10).

     (b) Except when the Committee determines otherwise pursuant to Section 11(d), if a Key Employee terminates employment with the Corporation and all Subsidiaries for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Key Employee and shall be reacquired by the Corporation.

     (c) Except as otherwise provided in this Section 11 or in the last sentence of Section 9(b), no shares of Restricted Stock received by a Key Employee shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

     (d) In cases of death, Total Disability or Retirement or in cases of special circumstances, the Committee may, in its sole discretion when it finds that a waiver would be in the best interests of the Corporation, elect to waive any or all remaining restrictions or extend the restriction period on a basis consistent with the extension of Options contemplated in Section 6(d) with respect to such Key Employee's Restricted Stock.

     (e) The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Common Shares delivered under the Plan may be held in custody by a bank or other institution, or that the Corporation may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any Award of Restricted Stock that the Key Employee shall have delivered a stock power endorsed in blank relating to the Restricted Stock.

     (f) Nothing in this Section 11 shall preclude a Key Employee from exchanging any shares of Restricted Stock subject to the restrictions contained herein for any other Common Shares that are similarly restricted.

     (g) Subject to Section 11(e) and Section 12, each Key Employee entitled to receive Restricted Stock under the Plan shall be issued a certificate for the Common Shares. Such certificate shall be registered in the name of the Key Employee, and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such Award and shall be subject to appropriate stop-transfer orders.

     (h) Except for the restrictions on Restricted Stock under this Section 11, each Key Employee who receives Common Shares in settlement of an Award of Restricted Stock shall have the rights of a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions.

12.  CERTIFICATES FOR AWARDS OF STOCK

     (a) The Corporation shall not be required to issue or deliver any certificates for Common Shares prior to (i) the listing of such shares on any stock exchange on which the Common Shares may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.

     (b) All certificates for Common Shares delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed and any applicable federal, state or local securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

13.  BENEFICIARY DESIGNATION

     (a) Each Key Employee may file with the Corporation a written designation of one or more persons as the Beneficiary or Beneficiaries who shall be entitled to receive the benefits of any Award payable under the Plan upon the Key Employee's death. Subject to the requirements of law, a Key Employee may from time to time revoke or change the Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Corporation. The last such designation received by the Corporation shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Corporation prior to the Key Employee's death, and in no event shall it be effective as of a date prior to such receipt.

     (b) If no such Beneficiary designation is in effect at the time of a Key Employee's death, or if no designated Beneficiary survives the Key Employee or if such designation conflicts with the law, the Key Employee's estate shall be entitled to receive the benefits of any Award payable under the Plan upon the Key Employee's death. If the Committee is in doubt as to the right of any person to receive such Award, the Corporation may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Corporation may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Corporation therefor.

14.  TRANSFERS AND LEAVES OF ABSENCE

     Solely for the purposes of the Plan: (a) a transfer of a Key Employee's employment without an intervening period from the Corporation to a Subsidiary or vice versa, or from one Subsidiary to another, shall not be deemed a termination of employment, and (b) a Key Employee who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Corporation or a Subsidiary, as the case may be, during such leave of absence.

15.  STOCK ADJUSTMENTS

     In the event of any merger, consolidation, stock or other non-cash dividend, split-up, combination or exchange of shares or recapitalization or change in capitalization involving the Corporation, or any other similar corporate event, the number of shares set forth in Section 3 shall be proportionately and appropriately adjusted. In any such case, (i) the number and kind of shares that are subject to any Award (including any Option outstanding after termination of employment) and the Option exercise price per share shall be proportionately and appropriately adjusted without any change in the aggregate Option exercise price to be paid therefor upon exercise of the Option, and (ii) the Committee may make such adjustments in the number and kind of Rights, Performance Units and Restricted Stock as it shall deem appropriate in the circumstances. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

16.  TAX BENEFIT RIGHTS AND WITHHOLDING

     (a) The Committee may also from time to time and upon such terms and conditions as it may in its discretion determine, grant the holder of any Option under this Plan selected by the Committee the right ("tax benefit right") to receive from the Corporation or any of its wholly owned subsidiaries as a result of the exercise of any Option or Right (except an Incentive Stock Option or Right with respect thereto) granted pursuant to this Plan, an amount, in cash, equal to the then applicable maximum statutory federal income tax rate for corporations (subject to a maximum of 40%) multiplied by the amount of compensation, if any, realized by the holder for federal income tax purposes upon exercise. Such payment shall not be made except pursuant to the exercise of any Option or Right not earlier than six months after the date of grant of the related tax benefit right. The Committee may cancel or place a limit on the term or amount of any tax benefit right at any time and shall determine all other terms and provisions of any tax benefit right.

     (b) The Corporation shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Corporation to deliver Common Shares upon the exercise of any Option or Right, upon payment of a Performance Unit or upon delivery of Restricted Stock that the Key Employee pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for such withholding taxes. Any Award Agreement may provide that the Key Employee may elect, in accordance with any conditions set forth in such Award Agreement, to pay a portion or all of such withholding taxes in Common Shares.

17.  AMENDMENT AND TERMINATION

     (a) The Board of Directors may amend, suspend, or discontinue the Plan at any time; provided, however, that no amendment, suspension or discontinuance shall adversely affect any outstanding benefit and if any law, agreement or exchange on which Common Shares of the Corporation is traded requires stockholder approval for an amendment to become effective, no such amendment shall become effective unless approved by vote of the Corporation's stockholders.

     (b) The Board of Directors may suspend or terminate the Plan at any time. No such suspension or termination shall affect Awards then in effect.

     (c) The Committee may, in its discretion, amend or modify the terms and conditions of outstanding Awards, including amending or modifying an Option to convert the Option from an Incentive Stock Option to a Nonqualified Stock Option or from a Nonqualified Stock Option to an Incentive Stock Option.

     (d) The Committee may not, without the consent of the Award recipient, modify such terms and conditions in a manner that would adversely affect the rights of such person, except to the extent, if any, provided in the Plan or in the Award.

18.  EFFECTIVE DATE

     The Plan shall be effective as of February 20, 1997, subject to its approval by the stockholders of the Corporation. All Awards that have been or may be granted under the Plan prior to stockholder approval shall be conditioned upon, and may not vest or be exercisable until after, such stockholder approval.

                             TERRA INDUSTRIES INC.

              Proxy Solicited on Behalf of the Board of Directors

P The undersigned hereby appoints WILLIAM R. LOOMIS, JR., BURTON M. JOYCE and FRANCIS G. MEYER, jointly and severally, as proxies, with power of
R substitution, to vote at the Annual Meeting of Stockholders (including adjournments) of TERRA INDUSTRIES INC. to be held April 29, 1997, with all
O powers the undersigned would possess if personally present, on the election of directors, on the Proposal described in the Proxy Statement and, in
X accordance with their discretion, on any other business that may come before the meeting.
Y

Election of Directors, Nominees:                 (Comments or Change of Address)

E.G. BEIMFOHR, C.L. BROOKINS, E.M. CARSON,
D.E. FISHER, B.M. JOYCE, A.W. LEA, W.R. LOOMIS, JR.,
J.R. NORTON III AND H.R. SLACK

                         (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                                     SEE REVERSE
                                                                         SIDE

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



                 "FAX ON-CALL" NEWS RELEASE SERVICE AVAILABLE

Terra offers a toll-free number you can use to obtain company announcements. This service, available 24 hours a day, is a quick way to receive quarterly earnings reports and other company news.

Just dial 1-800-758-5804 and use the Terra code, 437906.

Our goal is to provide you and other interested investors with timely information, efficiently and cost effectively.

                                     .....

Don't forget to visit our Website located at www.terraindustries.com. Let us know what you think of it and how we can make it more useful to you.



                                [LOGO OF TERRA]

[X] Please mark your                                                        1796
    votes as in this
    example.

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposals 1 and 2.
--------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------

               FOR    WITHHELD                          FOR  AGAINST  ABSTAIN
Election of    [ ]      [ ]      1. Approval of 1997    [ ]    [ ]      [ ]
Directors.                          Stock Incentive
(See reverse)                       Plan

For, except vote withheld from the following nominee(s):


--------------------------------------------------------

               FOR          AGAINST       ABSTAIN
2. Approval of [ ]            [ ]           [ ]
   independent
   accountants

          Change of Address                 [ ]
          or Comments
          (on reverse).

          I will attend the Annual Meeting  [ ]
------------------------------
--------------------------------------------------------------------------------

                    The signer hereby revokes all proxies heretofore given by
                 the signer to vote at said meeting or any adjournments thereof.



SIGNATURE(S)                                                DATE
             ----------------------------------------------     ----------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in the corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                [LOGO OF TERRA]



                             TERRA INDUSTRIES INC.
                        Annual Meeting of Stockholders



                        DATE:   Tuesday, April 29, 1997

                        TIME:   9:00 A.M.

                        PLACE:  Sioux City Convention Center
                                2nd Floor
                                801 Fourth Street
                                Sioux City, Iowa 51101

--------------------------------------------------------------------------------